Exhibit 99.1
Transcription
Media File Name: Indoor Harvest.mp4
Media File ID: 2059389
Media Duration: 12:50
Order Number:
Date Ordered: 2015-03-02

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Alan: This is really exciting to me. You know, we're at the doorstep of a great, new industry and not everything is going to work out, and I try to make sure that people at 420 Investor and 420 funders are aware that we're at the beginning stages. I'm looking for unique technology. One of the things that has excited me about Indoor Harvest are their partnerships, one with MIT through the CityFARM, and then the other one, that was more recently announced, with Tweed. These are two well known entities, so just their involvement alone, that doesn't mean to go buy the stock when it's available to trade--hopefully next month--but it means do the due diligence. And that's what we do at 420 Investor. Chad: This industry is never going to get where it needs to be as long as these guys are using the same cultivation methods.
Alan: Indoor Harvest. I guess I learned about it about a year ago, and it sounded like a really neat idea. This came at a time that was extremely busy in the market. Things were going crazy a year ago. The stocks were flying and everybody was jumping onboard the bandwagon because of the Colorado success story. So I think Chad reached out to me and I said, "Wow. This is really interesting." I shared it with my subscribers. We probably had 300 or 400 subscribers. Now we have almost 1,000, but several of them ended up investing in Indoor Harvest. I've been following the story for a few reasons. First of all, I hope that the technology is going to prove to be game-changing. We'll see, but they seem to be on their way to proving that one way or another.
Second of all, Indoor Harvest, along with a handful of other companies have gone through a more rigorous process called the S1. It's been very protracted. I know Chad, and I'll ask him about that bit. It's the right way to do it. It's just, unfortunately, taking a long time. We've seen a lot of evidence that the SEC is not against the marijuana industry but they're very much in favor of making sure all the risks are widely disseminated to any potential investors. That's really what's causing a lot of the delay for Indoor Harvest and other companies. But a few companies have gotten through that process now, so that's very exciting.
This is maybe the first time for many people to actually hear your story. How did you get to where you are right now?

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Chad: Indoor Harvest. We originally started out. The plan was to actually build like a microbrewery for produce, so you could come in, eat your soups and salads, and it would be surrounded by a vertical farm. We saw what was happening in the food industry, and the foodie craze, and all that kind of stuff, and it just seemed like a really interesting sort of way to market a business, to say, "Hey, come in. We're picking your lettuce, and your basil, and everything and making your salads fresh."
Alan: Right.
Chad: Literally hand-picked. As we started to do the due diligence and get everything going, we quickly realized that nobody made the equipment. Vertical farming, at that point back in 2011 when we started looking at doing this, was primarily focused on large systems, like TerraSphere, VertiCrop. And the problem that I saw was they were going after these large, commercial installations, but the industry's not there yet.
Alan: Okay.
Chad: Where people have been gaining traction in the industry has been basically building smaller vertical farms and then catering to a small niche area. Anyway, we did the due diligence and realized we would have to create everything from scratch. We would have to design it, so I had experience designing large mechanical systems for hospitals, breweries, dairy, meat processing facilities--things of that nature--so we just said, "Hey, I will figure out a way to make equipment for this industry." So we shifted our focus from basically being sort of a bricks and mortar food-type retail establishment to a company that was going to design the equipment. So I basically started the company in my garage.
Alan: Right.
Chad: I converted my garage into a small R&D facility. Then I did a lot of research on the various cultivation methods, from hydroponics, to nutrient film technology, ebb and flow, aeroponics, and after spending about six months doing that research we decided that high-pressure aeroponics was really where we thought the efficiencies would be. I had no horticulture background. I just looked at it from a pumps and nozzles' perspective. So we started working on the equipment, and the very first time I ever grew anything was basil. I'd never grown anything in my life.

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Alan: That's a pretty easy one.
Chad: I would've killed a Chia pet prior to this.
Alan: Right.
Chad: So we set it up. I built the system based on what I thought would work, and we grew basil. And the very first time I ever grew anything in my life, we grew basil to almost 1.7 pounds per square foot in 30 days.
Alan: Wow.
Chad: Everybody I talked to was really blown away by it, so we knew what we were onto.
Alan: I grew basil too, so I'm blown away.
Chad: Yeah, yeah, yeah. So we knew we were on the right track. When we started doing our second, I refined the system and made updates, and I was doing all this with my own money. We went onto the second prototype revision and we grew three varieties of lettuce. We were able to grow lettuce to a quarter pound, 150 grams or so, in 28 days from seed.
Alan: Wow.
Chad: People that were familiar with high-pressure aeroponics already knew that this would work, but we were doing it on a much larger scale because at this time our platform was four times bigger than the AgriHouse system, which is a typical 2 by 4 system. We were doing a 4 by 8 system.
One of their researchers called me up and said, "Hey, would you guys mind coming and working with us and kind of giving us some information and giving us a heads on how to do these things?" They wanted somebody to do aeroponics, so we took the gig. We went in and we advised them on what we were doing and how we were doing it. MIT CityFARM basically started out in this little closet. It was an electronic's closet, and they wanted to build a hydroponic system and an aeroponic system. We'd literally built a system from just stuff we scrambled together at Home Depot. It was like one of those late night...

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Alan: You bought it up there?
Chad: Well, we bought some components and had them shipped there, because at the time we didn't have the tooling to do something that small and all our tooling was done for something bigger.
Alan: So you gave them something crude and quick and it worked out.
Chad: Crude and quick.
Alan: Yup.
Chad: And they used that system for over a year. They approached us to build their new platform, and this time we built them a platform that had the shallow raft systems and had the aeroponics systems, and it's what they're using today. The research that they're doing is basically plant recipes, software applications. Basically, what MIT CityFARM is working towards is open source vertical farming.
Alan: Just so investors understand, this is obviously a big feather in your cap in terms of helping you guys become more prominent, but is there any revenue opportunity from that? And then we'll get back to the story.
Chad: I wouldn't necessarily say there was revenue opportunity, but what I can say is that there's a lot of companies that are working towards software and automation platforms that are proprietary, and you have the power of MIT that's basically designing an open source platform, similar to 3D printing.
Alan: You can be designed in, basically.
Chad: Yeah. So what we're doing is we're basically looking at what they're doing and we're not really investing a whole of time or effort into developing an automation platform because MIT is going to roll out an open source platform.
Alan: Okay.

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Chad: And that kind of brings us back to why we were such a good fit, I believe, is because we had developed a fixture based system. So we don't make a pre-engineered design, we just made individual components.
Alan: Got it.
Chad: By doing that, it allows the system to be very custom.
Alan: Flexible.
Chad: Flexible, exactly. So that fits in well with an open source software platform.
Alan: One of the most interesting pieces of news, besides the development of the company and the capital raising was the Tweed. Can you say how that came about?
Chad: Yeah. So we reached out to a number of cannabis people. We basically started kind of networking with people in the industry. We very quickly found that trying to get somebody to work with us in The States was difficult. My decision came down to: if I was in Canada and I wanted to buy cannabis for medical purposes, who would I buy it from? At the time, I felt Tweed had the best exposure. Tweed basically came about because we needed to do the R&D.
Alan: So there's a period right now where Tweed is using this technology to see how it works for them. If it works out, from what I understand, they will have the rights to sell this internationally and you will have the rights to sell it domestically?
Chad: The way that it would work is, if they like the results, then what we would do is we would design them a system specifically to cultivate cannabis on a large, commercial scale.
Alan: Which gets to my next question of: of course this is going to work, but what if it doesn't? So how will you react if Tweed comes back thumbs down? What does that mean to you?
Chad: The demand is there. The problem is there's nobody there to meet the demand, so what we've done is try to position ourselves to be able to meet that demand. By going public, we get a large project. We could get a very large project, and it would require us to scale very rapidly to meet that project. So being public gives us that flexibility to do that. We've got a number of groups that have contacted us that want us to design systems, and the only thing they're waiting on is on us.

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Alan: To get the technology proven out.
Chad: They're waiting for us to scale, to get us to scale. It's about equal, the United States and offshore. We've had people from India contact us. One of our investors is actively pursuing potential projects in Dubai. The Middle East right now is very interested in indoor vertical farming.
Alan: Tweed and MIT, we give you guys some cred.
Chad: Yes.
Alan: If we're moving forward positively with Tweed, you're getting some good industry vibes, how are you going to go to market?
Chad: So the shallow raft systems are very inexpensive for us to scale. We could immediately start offering those with very little capital.
Alan: Through a distribution type of thing?
Chad: Pretty much direct sales.
Alan: Direct sales. Okay.
Chad: So we would imagine that if somebody's going to use a vertical farming platform, they'd probably do a decent-sized project. So they'd come to us, we would look at their floor plan, their footprint, and we would design a system that would work with their footprint and then just make those components for that project. So, in some respects, I don't want to confuse the fact that we don't sell widgets. We are also design a build company, so what we do here in our facility is we do prototyping. We factor everything in. We look at what's the most efficient methods to manufacture efficient materials? We do all that testing here. We look at how long does it take to fabricate this? Then we look at streamlining the fabrication process. Once we've established that, then we create the drawings in engineering, and then we can either, if it's a small project, we can do it in-house, or if it's a large project, we can just provide them the engineering drawing and have a third-party manufacturer manufacture it for us.
Alan: It's interesting. You have the technology and the market came to you, rather than you having to figure that out.
Chad: Yes.
Alan: I'm Alan Brochstein from 420 Investor and 420 Funders, and I run a website that's focused on people interested in the marijuana industry, specifically in the stock side or in private placements for 420 Funders.

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